United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Act of 1934

August 8, 2007

Date of Report (date of earliest event reported)

Deltic Timber Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-12147	71-0795870
(State or other jurisdiction of incorporation)	(Commission File Number)	I.R.S. Employer Identification No.)

210 East Elm Street, El Dorado, Arkansas	71730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (870) 881-9400

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Effective August 7, 2007, Deltic Timber Corporation (“Deltic” or the “Company”) acted with the consent of the lenders thereto to exercise a so-called “accordion” feature under its Revolving Credit Agreement (“Credit Agreement”) dated as of September 9, 2005, and entered into a First Amendment of the Credit Agreement. In exercising the accordion feature, the Company increased the amount of the Aggregate Revolving Commitments under the Credit Agreement from $260 million to $300 million. Pursuant to the First Amendment of the Credit Agreement: (1) the term of the Credit Agreement, subject to other provisions, was extended to September 9, 2012; (2) pricing of applicable commitment fees and margins were amended as reflected on Schedule 1 of the First Amendment; (3) the accordion feature was reinstated to provide the Company with an option to request an increase in the amount of Aggregate Revolving Commitments from $300 million to $350 million; (4) certain covenants were amended and/or deleted; and, (5) provisions that permit inclusion of the pro forma impact of certain acquisitions in determining compliance by Deltic to applicable terms were added.

SunTrust Bank is Administrative Agent for the lenders under Deltic’s Credit Agreement, with the other lenders being JPMorgan Chase Bank, N.A.; American Agcredit, PCA; Cooperative Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch; Wells Fargo Bank, N.A.; Regions Bank; BancorpSouth Bank; and following an assignment of participating interest, Bank of America, N.A.

Item 2.03.	Creation of a Direct Financial Obligation

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated by this reference to Item 2.03. Creation of a Direct Financial Obligation.

Item 9.01.	Financial Statements and Exhibits

Included herein as Exhibit 10.21 is a copy of the First Amendment to Revolving Credit Agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deltic Timber Corporation

	By:	/s/ W. Bayless Rowe
W. Bayless Rowe, Secretary
Date: August 8, 2007